EXHIBIT 99.1

Media Contact:
Damon Elder
delder@ahinvestors.com
(949) 270-9207

Griffin-American Healthcare REIT III Joint Venture Completes Acquisition
of Trilogy Health Services in $1.125 Billion Transaction

IRVINE, Calif. (Dec. 2, 2015) - Griffin-American Healthcare REIT III, Inc. (“Griffin-American”) today announced that, pursuant to a joint venture with NorthStar Healthcare Income, Inc. (“NorthStar Healthcare”), it has completed the acquisition of approximately 96 percent of Trilogy Investors, LLC (“Trilogy”), the parent company of Trilogy Health Services LLC, for a purchase price that is based on a total company valuation of approximately $1.125 billion. Griffin-American owns 70 percent of the joint venture and acts as its manager. NorthStar Healthcare owns 30 percent of the joint venture. As part of the transaction, Randy Bufford, Trilogy’s founder and chief executive officer, and other members of Trilogy’s management have retained an approximately 4 percent equity interest in Trilogy. Bufford and his executive team will continue to manage the Trilogy assets on behalf of the joint venture.

“With the completion of the Trilogy acquisition, Griffin-American Healthcare REIT III has added one of the nation’s most successful and respected long-term senior care providers to its portfolio, which now totals more than $2 billion in value(1),” said Jeff Hanson, chairman, chief executive officer and one of the largest stockholders of Griffin-American. “The Trilogy acquisition highlights the value of the strategic partnership between the Griffin-American and NorthStar Healthcare platforms, which worked together in a synergistic fashion for the benefit of both groups of stockholders.”

Founded in 1997, Trilogy is a leading owner-operator of purpose-built integrated senior healthcare campuses throughout the states of Indiana, Ohio, Michigan and Kentucky. During the course of its 18-year history, Trilogy has experienced consistent growth primarily through the development of new campuses and consumer needs-driven upgrades of existing ones. Trilogy now operates a total of 97 properties comprised of more than 10,000 beds, most of which were either built or substantially renovated in the past 10 years. Trilogy’s integrated senior health campuses offer a range of care and accommodations, including assisted living, memory care, independent living and skilled nursing services.

Bufford added, “We are excited to begin the next chapter in Trilogy’s history. Partnered with Griffin-American and NorthStar Healthcare, Trilogy Health Services will benefit from greater financial and strategic support as we continue to expand and fulfill our mission to be the ‘Best Healthcare Company in the Midwest.’”

“Trilogy’s annual growth rate and profitability has been consistently impressive over the course of the past two decades, through good times and bad,” said Danny Prosky, Griffin-American’s president and chief operating officer. “Trilogy’s portfolio is strategically located in select markets experiencing growing demand for long-term care services in which Trilogy has established an industry-leading presence. Trilogy has been at the forefront of a changing healthcare delivery landscape in this country and its model is an example that other companies in this industry will come to emulate.”

As of December 1, 2015, Griffin-American Healthcare REIT III has acquired a diversified portfolio of healthcare real estate and real estate-related investments for an aggregate purchase price of approximately $2.05 billion.

(1)	Based on aggregate purchase price as of Dec. 1, 2015.

About Griffin-American Healthcare REIT III, Inc.
Griffin-American Healthcare REIT III, Inc. qualified to be taxed as a real estate investment trust for federal income tax purposes beginning with our taxable year ended December 31, 2014, and we intend to continue to be taxed as a REIT. Griffin-American Healthcare REIT III invests in a diversified portfolio of healthcare real estate assets, focusing primarily on medical office buildings, hospitals, skilled nursing facilities, senior housing and other healthcare-related facilities. The REIT is co-sponsored by American Healthcare Investors and Griffin Capital Corporation. For more information regarding Griffin-American Healthcare REIT III, please visit www.HealthcareREIT3.com.

This release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to the success of the Trilogy acquisition, the value of the strategic partnership between the Griffin-American and NorthStar Healthcare platforms and the benefit of the acquisition to Trilogy Health Services. We intend for all forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable by law. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: our ability to realize the anticipated benefits of our joint venture with NorthStar Healthcare; our ability to maintain our partnership with NorthStar Healthcare and its sponsor; Trilogy’s management team’s ability to maintain its strong track record of delivering results; our strength and financial condition and uncertainties relating to the financial strength of our real estate investments; uncertainties relating to the local economies where our real estate investments are located; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; uncertainties relating to the implementation of recent healthcare legislation; and other risk factors as outlined in our company’s periodic reports, as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and undue reliance should not be placed on such statements. We undertake no obligation to update any such statements that may become untrue because of subsequent events.